THE TAIWAN FUND, INC. REVIEW
June 2005

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review

Market review:
 The Taiwan Stock Exchange Index (“TAIEX”) went up 2.31% in U.S. dollar terms in June driven by continued buying from foreign investors as they remained heavily underweight in Taiwan after Morgan Stanley Capital International’s (“MSCI”) re-weighting was completed at the end of May. Both foreign investors and proprietary traders were net buyers in June and net bought NT$131.5 billion and NT$16.4 billion, respectively, while local mutual funds have remained net sellers since the beginning of the year and net sold another NT$12.6 billion in June. Average daily turnover increased 33% month-over-month to NT$83.6 billion. On the economic front, the Central Bank of China (“CBC”) decided to raise the rediscount rate by another 12.5 basis points as expected. There were also talks that the government may consider a tax reform to raise the current corporate tax rate in order to eliminate the budget deficit. Technology companies are expected to be impacted the most as many of them are still enjoying big tax credits. The amount of margin outstanding expanded for the first time in months by 4.7% to NT$205 billion (representing 1.4% of total market capitalisation). This may reflect some slight recovery in retail sentiment.
Fund Performance Review:
The Fund underperformed its benchmark by 0.35% in June. Underweight positions in petrochemical and overweight positions in Integrated Circuit (“IC”) design contributed negatively to performance. The Fund offset the negative impact by having an overweight position in Printing Circuit Board (“PCB”) and an underweight position in banking.
Investment Strategy:
 Considering the moderate economic growth globally in 2005 and increasing output from new capacities, cyclical sectors may already have peaked and may have margin contractions and earnings declines in the coming few quarters. We therefore have underweight the industrial cyclical sectors, including steel, petrochemical, paper and textile. On the other hand, several technology companies continued to deliver stronger than expected sales and corporates provided positive guidance for the coming two quarters. Several sub groups in the technology sector may have bottomed out in the second quarter of 2005 and should enjoy the uptrend toward the fourth quarter of 2005. Those sectors include semiconductor, handset, notebook PCs, LCD components, and consumer electronics, among others. Since Gross Domestic Product (“GDP”) growth in the first quarter of 2005 turned out to be lower than expected, the government has launched a stimulus program to boost domestic demand, including increasing spending on infrastructure. Considering the improving Cross-Strait relations and continuing foreign buying, the market may have 5% to 10% upside before the end of 2005. We plan to hold the same weighting in domestic related sectors and to add selective stocks in the technology sector; especially semiconductor, handset and consumer electronics related shares and switch out from industrial cyclicals. Our main focus will be technology stocks with good value and stable earnings growth in the second half of 2005. We will also continue to add weighting to quality small-caps with growth potential in the coming year.

Total Fund Sector Allocation

	% of	% of
As of 06/30//05	Total Fund	TAIEX
PC & Peripherals	16.0	13.27
Semiconductor Manufacturing	12.1	14.30
IC Design	9.8	3.08
Electronics	9.7	3.73
TFT-LCD	8.6	5.27
Electronic Components	8.2	1.33
Telecommunication	8.0	7.34
Finance/Securities	8.0	19.09
Plastics/Chemicals	6.5	12.16
Memory IC	4.1	1.88
Iron & Steel	3.8	3.16
Transportation	2.2	2.76
Foods	0.0	0.69
Textiles	0.0	1.53
Computer Service and Software	0.0	1.24
Electric Machinery/Appliance	0.0	1.75
Automobile/Rubber	0.0	1.85
Construction/Cement/Glass	0.0	2.24
Wholesale & Retail	0.0	0.82
Others (Tourism/Paper/Biotek)	0.0	2.51
Total	97.0	100.00
Cash	3.0

Technology	76.5	51.44
Non-Technology	12.5	29.47
Financial	8.0	19.09
Total Net Assets: US$248.09 Million

Top 10 Holdings of Total Fund Portfolio

As of 06/30/05	% of Total Portfolio
MediaTek, Inc.	6.33

Taiwan Semiconductor Manufacturing Co.	6.08

Hon Hai Precision Industry Co. Ltd.	5.47

Chi Mei Optoelectronics Corp.	4.74

Asustek Computer, Inc.	4.58

Powerchip Semiconductor Corp.	4.11

Au Optronics Corp.	3.86

China Steel Corp.	3.77

Chinatrust Financial Holding Co. Ltd.	3.75

Cheng Uei Precision Industry Co. Ltd.	3.56

Total	46.25

NAV: US$15.16                                                            Price: US$13.54                                                                Discount: -10.69%
No. of Shares: 16.4 Million

Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	1.95	2.31
Fiscal Year to Date**	18.91	16.50
One Year	17.62	13.56
Three Years	8.18	8.70
Five years	-8.07	-5.97
Ten Years	-.17	-0.66
Since Inception	9.9	10.86
*Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the Taiwan Stock Exchange Index (“TAIEX”) are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.
Due to a U.S. holiday on May 31, 2005, the beginning date for The Taiwan Fund, Inc. total returns is May 28, 2005, while the beginning date for the TAIEX returns is May 31, 2005.
** The Fund’s fiscal year commences on September 1.

Premium/Discount of TWN

Market Data

	As of 05/31/05	As of 06/30/05
TAIEX	6011.56	6241.94
% change in NTD terms	3.33	3.83
% change in USD terms	3.52	2.31
NTD Daily avg. trading volume (In Billions)	62.96	83.67
USD Daily avg. trading volume (In Billions)	2.02	2.64
NTD Market Capitalization (In Billions)	13616.68	14328.58
USD Market Capitalization (In Billions)	436.71	452.79
FX Rate: (US$/NT$)	31.18	31.645

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Victor Shih
Deputy Fund Manager: Rex Chen

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